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                                                            EXHIBIT 4.40

                              REDEMPTION AGREEMENT

       THIS AGREEMENT is made this 12th day of August 1997 between Zycad Corporation ("Zycad") and Halifax Fund L.P., Capital Ventures Intn'l, Heracles Fund, Themis Partners L.P., and Lewis A. Fraser (individually and collectively referred to as "Holder" and "Holders" respectively).

       In consideration of the following mutual covenants and promises, the parties agree as follows:

   1. Zycad shall have the right to redeem, at its option, all of the outstanding Convertible Preferred Stock Series A-1 through A-5 ("Preferred Stock") for a period of three (3) months commencing on the date of this Agreement at a redemption price equal to 110% of the outstanding principal balance of the Preferred Stock with all premium accruals being waived.

   2. Zycad shall exercise its redemption right by giving written notice after 8:00 PM Eastern Standard Time to each Holder of Zycad's intent to redeem and specifying the redemption price for each Holder and including a copy of a letter from the Wilson, Sonsini, Goodrich & Rosati Law Firm to the Holders confirming that they have received the funds for the redemption price in their Trust Account. The transfer of funds, for the redemption price shall take place on the business day following the date of notice ("Closing Date").

       Upon receipt of notice of redemption the Holders may convert any outstanding Preferred Stock through 5:00 pm Eastern Standard Time on the Closing Date in an amount not to exceed the average daily conversion dollar amount of Preferred Stock for each Holder over the previous five (5) trading days. If the Registration Statement of the Preferred Stock and underlying common stock is not effective during such previous five (5) trading day periods, then a Holder shall have the right to prevent Zycad from proceeding with the Redemption. In the event Zycad does not transfer the funds for the redemption price on the specified closing date this freeze on converting Preferred Stock shall cease at that time.

       Each Holder agrees to send its outstanding Preferred Stock Certificate to Zycad within three (3) business days after receipt of the redemption price and any such stock certificates not received by Zycad within five (5) business days shall be canceled on the books of Zycad and shall be null and void.



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   3.  At any time within three (3) business days after receipt of notice of redemption by Zycad as provided above, each Holder shall have the right to tender its prorata share of the outstanding Common Stock Purchase warrants for 500,000 shares of common stock in exchange for its prorata share of new stock warrants for 350,000 shares of common stock for a three (3) year term beginning on the date of notice of redemption at an exercise price equal to the last sale price as reported by NASDAQ on the date of notice of redemption (and otherwise on the same terms as the existing Warrants).

   4. Upon redemption of the Preferred Stock as provided for herein, the Preferred Stock Purchase warrants issued to the Holders in conjunction with the Preferred Stock shall be terminated and canceled and shall be rendered null and void.


ZYCAD CORPORATION                          HALIFAX FUND L.P.


By:   /s/ Phillips W. Smith                By:   /s/ Andrew Kaplan
    ---------------------------------          ------------------------------

Title:  President and CEO                  Title:   Managing Director
       ------------------------------             ---------------------------



CAPITAL VENTURES INTN'L                    THEMIS PARTNERS L.P.

By:  /s/ Andrew Frost                      By:  /s/ James F. O'Brien, Jr.
    ---------------------------------          ------------------------------

Title:  President                          Title:
       ------------------------------             ---------------------------


LEWIS A. FRASER                            HERACLES FUND

By: /s/ James F. O'Brien, Jr.              By: /s/ James F. O'Brien, Jr.
    ---------------------------------          ------------------------------

Title:                                     Title:
       ------------------------------             ---------------------------


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